EXHIBIT 99.1

BTU International Reports First Quarter 2014 Results

NORTH BILLERICA, Mass., April 29, 2014 (GLOBE NEWSWIRE) -- BTU International, Inc. (Nasdaq:BTUI), a leading supplier of advanced thermal processing equipment to the electronics manufacturing and alternative energy markets, today announced its financial results for the first quarter ended on March 30, 2014.

First quarter net sales were $11.7 million, up 6.3 percent compared to $11.0 million in the preceding quarter, and up 11.3 percent compared to $10.5 million for the same quarter a year ago. Net loss for the first quarter of 2014 was $1.8 million, or ($0.19) per diluted share, compared to a net loss of $3.0 million, or ($0.32) per diluted share, in the preceding quarter, and compared to a net loss of $3.1 million, or ($0.33) per diluted share, in the first quarter of 2013.

Comments

Commenting on the company's performance, Paul J. van der Wansem, BTU chairman and CEO, said, "Expense reductions coupled with somewhat higher revenues resulted in a reduction of our operating losses compared to the fourth quarter of 2013. As in the past year, we are still burdened by the lack of revenues from the solar equipment market due to a continuing imbalance between demand and supply. Electronic assembly equipment revenues were the main contributor to our business volume. In addition, we shipped approximately half of the nuclear rebuild order which was delayed by our customer from the last quarter.

Outlook

"Second quarter 2014 revenues are expected to be up significantly in the $14.0 to $15.0 million range based upon our position and strength in orders from our electronics assembly customers. Our gross margins in the US will continue to be affected by factory under absorption in contrast to a full absorption in our China factory. For the year, we are positive on the growth in our electronics business in part due to increased sales for our new DYNAMO™ product line. We stay cautious on potential solar revenues with the exception of single equipment orders for pilot lines with advanced cell structures," concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the second quarter of 2014, in a conference call to be held today, April 29, at 5:00 p.m. EDT. The dial-in number to participate in the conference call is 877-303-9139. A live and archived webcast of the conference call will be available on BTU's website at www.btu.com.

About BTU International

BTU International is a global supplier and technology leader of advanced thermal processing equipment and processes to the electronics manufacturing and alternative energy markets. BTU equipment is used in the production of printed circuit board assemblies and semiconductor packaging as well as in the manufacturing of solar cells and nuclear fuel. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's expected revenues, gross margins and financial performance for the second quarter of fiscal year 2014. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of April 29, 2014, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended
	March 30, 2014	March 31, 2013

Net sales	$ 11,685	$ 10,503
Costs of goods sold	7,526	7,773

Gross profit	4,159	2,730

Operating expenses:

Selling, general and administrative	4,610	4,653
Research, development and engineering	1,211	1,134

Operating loss	(1,662)	(3,057)

Interest income	11	12
Interest expense	(85)	(113)
Foreign exchange income (loss)	15	(76)
Other income	4	41

Loss before provision (benefit) for income taxes	(1,717)	(3,193)

Provision (benefit) for income taxes	69	(69)

Net loss	$ (1,786)	$ (3,124)

Loss per share:
Basic	$ (0.19)	$ (0.33)
Diluted	$ (0.19)	$ (0.33)

Weighted average number of shares outstanding:
Basic shares	9,556,889	9,530,972
Effect of dilutive options	--	--

Diluted shares	9,556,889	9,530,972

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 30,	December 31,
Assets	2014	2013

Current assets
Cash and cash equivalents	$ 11,210	$ 13,991
Accounts receivable, net	10,367	11,370
Inventories	10,170	9,831
Other current assets	886	1,126

Total current assets	32,633	36,318

Property, plant and equipment, net	3,080	3,386

Other assets, net	1,178	626

Total assets	$ 36,891	$ 40,330

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$ 371	$ 367
Trade accounts payable	6,272	5,408
Other current liabilities	5,881	8,413

Total current liabilities	12,524	14,188

Long-term debt, less current portion	7,125	7,219
Other long-term liabilities	8	14

Total liabilities	19,657	21,421

Total stockholders' equity	17,234	18,909

Total liabilities and stockholders' equity	$ 36,891	$ 40,330

CONTACT: Company Contact:
         Peter Tallian
         Chief Operating Officer
         BTU International, Inc.
         Phone: (978) 667-4111